FILED PURSUANT TO RULE 424(B)(4) OF THE
                           SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT
                 TO REGISTRATION STATEMENT NOS. 333-40495 AND 333-40495-01.




          PROSPECTUS SUPPLEMENT
          To Prospectus dated January 9, 1998
                            _____________________________

                  2,645,000 6 3/4% EXCHANGEABLE PREFERRED SECURITIES
                             MANDATORILY REDEEMABLE 2009
                   (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)
                                   ICG FUNDING, LLC

                     GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                       AND EXCHANGEABLE INTO THE COMMON STOCK,
                                  $.01 PAR VALUE, OF
                               ICG COMMUNICATIONS, INC.

                          200,000 SHARES OF COMMON STOCK OF
                               ICG COMMUNICATIONS, INC.
                           _______________________________


               This Prospectus Supplement relates to the resale by the holders thereof of the 6 3/4% Exchangeable Limited Liability Company Preferred Securities (the "Preferred Securities"), liquidation amount $50 per Preferred Security, which represent preferred undivided beneficial interests in the assets of ICG Funding, LLC, a limited liability company formed under the laws of the State of Delaware ("Funding"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of ICG Communications, Inc., a Delaware corporation ("ICG" and, together with its subsidiaries, "ICG" or the "Company"), issuable upon exchange of the Preferred Securities. This Prospectus Supplement also relates to the resale by Funding of up to 200,000 shares of Common Stock.

               This Prospectus Supplement supplements and amends (a) certain information contained on page 27 under the caption "Exchange Rights-General" in the Prospectus dated January 9, 1998 (the "Prospectus") and (b) the names of and information relating to the Selling Holders contained on page 37 under the caption "Selling Preferred Securityholders" in the Prospectus.


            SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS FOR
                              INFORMATION THAT SHOULD BE
                         CONSIDERED BY PROSPECTIVE INVESTORS.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 20, 1998

               (a) The information in the Prospectus relating to the aggregate number of shares of Common Stock into which the Preferred Securities are exchangeable at any time, in whole or in part, prior to the Mandatory Redemption Date (unless earlier redeemed), at the option of the holder thereof and in the manner described in the Prospectus, into shares of Common Stock at an initial exchange rate of 2.0811 shares of Common Stock for each Preferred Security (equivalent to an exchange price of $24.025 per share of Common Stock), subject to adjustment as described under "--Exchange Rights--Exchange Rate Adjustments" in the Prospectus (based on the exchange rate on the Original Closing
          Date), which is contained under the caption "Exchange Rights-General," is hereby amended. The aggregate number of such shares of Common Stock into which the Preferred Securities are exchangeable is 5,504,510 shares of Common Stock (based on the exchange rate on the Original Closing Date).

               (b) The following information updates and replaces in its entirety the information contained under the caption "Selling Preferred Securityholders" on page 37 of the Prospectus:

          SELLING PREFERRED SECURITYHOLDERS

               The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Securities and shares of Common Stock issued upon exchange thereof. The term "Selling Preferred Securityholder" includes the holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors.

               The following table sets forth information with respect to the Selling Preferred Securityholders of the Preferred Securities and the respective number of Preferred Securities beneficially owned by each Selling Preferred Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Preferred Securityholders.

                                                            Number of
                                                            Preferred
            Selling Preferred Securityholders               Securities
            ---------------------------------               ----------
            Allstate Insurance Company                         40,000
            Bear, Stearns & Co. Inc. (formerly listed under
              the name "Bear Stearns Securities Corp.")       263,000
            BNP Arbitrage SNC                                  15,000
            Capital Markets Transactions, Inc.                125,000
            Christian Science Trustees for Gifts and
              Endowments                                        2,600
            Chrysler Corporation Master Retirement Trust       44,500
            Declaration of Trust for the Defined Benefit
              Plan of ICI American Holdings Inc.               10,800
            Declaration of Trust for the Defined Benefit
              Plan of ZENECA Holdings, Inc.                     7,400
            Delaware State Employees Retirement Fund           35,400
            Delta Air Lines Master Trust                       34,800
            Deutsche Morgan Grenfell Inc. (1)                  20,000
            Donaldson, Lufkin, & Jenrette Securities Corp.     33,400
            First Church of Christ Scientist-Endowment          2,600
            General Motors Employees Domestic Group Trust     121,450
            GPZ Trading                                        33,000
            Highbridge Capital Corporation                    120,000
            Hillside Capital Incorporated Corporate Account     3,000
            LB Series Fund, Inc., High Yield Portfolio        150,000
            Lutheran Brotherhood High Yield Fund, a Series
              of the Lutheran Brotherhood Family of Funds     100,000
            Merrill Lynch Pierce Fenner & Smith, Inc.          59,000
            MFS Convertible Securities Fund                       100
            MFS Total Return Fund                              24,900
            Millennium Trading Co., L.P.                       20,000
            Natwest Securities Limited                         15,000

                                                            Number of
                                                            Preferred
            Selling Preferred Securityholders               Securities
            ---------------------------------               ----------
            Northwestern Mutual Life Insurance Company (2)     20,000
            OCM Convertible Limited Partnership                 2,500
            OCM Convertible Trust                              63,700
            Paloma Securities L.L.C.                          145,000
            Q Investments, L.P.                                71,250
            R2 Investments, LDC                                80,000
            Raytheon Company Master Pension Trust (formerly
              listed under the name "Hughes Aircraft
              Company Master Retirement Trust")                23,600
            SBC Warburg Dillon Read Inc.                       24,000
            Sound Shore Partners, L.P.                         25,000
            State of Connecticut Combined Investment Funds     54,900
            State Employees' Retirement Fund of the State
              of Delaware                                      15,200
            Summer Hill Global Partners, L.P.                     800
            The J.W. McConnell Family Foundation                6,550
            Thermo Electron Balanced Investment Fund            9,400
            Transamerica Life Insurance & Annuity              40,000
            Triton Capital Investments, Ltd.                   51,000
            Vanguard Convertible Securities Fund, Inc.         39,300
            WG Trading Company Limited Partnership             17,000
                                                            ---------
                                                  TOTAL     1,970,150


          -----------------------
          (1) Deutsche Morgan Grenfell Inc. and its affiliated companies and/or individuals may, from time to time, own, have positions in, or options in ICG securities and may also perform advisory services, and/or lending or other credit relationships with ICG. Specifically, Deutsche Morgan Grenfell Inc. was a co-manager in the offering of the Preferred Securities.

          (2) In the ordinary course of business, Northwestern Mutual Investment Services, Inc., Robert W. Baird & Co. Incorporated, Baird/Mark Capital Group, and MGIC Mortgage Securities Corporation, each of which is a broker-dealer and affiliated with The Northwestern Mutual Life Insurance Company, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of ICG, Funding or their affiliates, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of The Northwestern Mutual Life Insurance Company may, in the ordinary course of business, effect transactions in the securities of ICG, Funding or their affiliates. The Northwestern Mutual Life Insurance Company and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of ICG Communications, Inc., ICG Funding, LLC or their affiliates.


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